Exhibit 5.3

April 3, 2013

Citicasters Co.

Critical Mass Media, Inc.

c/o Clear Channel Communications, inc.

200 East Basse Road

San Antonio, Texas 78209

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special Ohio counsel to Citicasters Co., an Ohio corporation (“Citicasters”) and Critical Mass Media, Inc., an Ohio corporation (“CMM”, and collectively with Citicasters, the “Guarantors”), in connection with the Guarantors’ proposed guarantee, along with the other guarantors under the Indentures (as defined below), of (i) $1,999,815,000 in aggregate principal amount of 9.0% Priority Guarantee Notes due 2019 (the “2019 Exchange Notes”) and (ii) $575,000,000 in aggregate principal amount of 11.25% Priority Guaranty Notes due 2021 (the “2021 Exchange Notes” and collectively with the 2019 Exchange Notes, the “Exchange Notes”) to be issued by Clear Channel Communications, Inc., a Texas corporation (the “Issuer”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about April 3, 2013, under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the “Guarantees”), along with other guarantors. The 2019 Exchange Notes and the guarantees thereof are to be issued pursuant to the Indenture dated as of October 25, 2012 (as may be amended or supplemented from time to time, the “2019 Indenture”), among the Issuer, the guarantors named therein, U.S. Bank National Association, as trustee (the “Trustee”), and Deutsche Bank Trust Company Americas, as collateral agent, paying agent, registrar and transfer agent (the “Collateral Agent”). The 2021 Exchange Notes and the guarantees thereof are to be issued pursuant to the Indenture dated as of February 28, 2013 (as may be amended or supplemented from time to time, the “2021 Priority Guaranty Notes Indenture” and collectively with the 2019 Priority Guaranty Notes, the “Indentures”), among the Issuer, the guarantors named therein, the Trustee and the Collateral Agent.

Citicasters Co.

Critical Mass Media, Inc.

April 3, 2013

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments (i) the Articles of Incorporation and Code of Regulations of each Guarantor, (ii) the Certificates of Good Standing from the Secretary of State of Ohio each dated the dated April 3, 2013 for the respective Guarantor (each a “Good Standing Certificate”), (iii) a written consent of the board of directors of each Guarantor with respect to the issuance of the Guarantees, (iv) the Registration Statement and (v) the Indentures.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantors and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantors. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Guarantors and others, including, without limitation, the Certificate in Support of the Legal Opinion of Keating Muething & Klekamp PLL dated April 3, 2013 provided by each Guarantor. Our opinion in numbered paragraph 1 of this opinion as to the valid existence of each Guarantor is based solely on the Good Standing Certificates.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any law except the laws of the State of Ohio and the Ohio case law decided thereunder (other than the “Blue Sky” laws and regulations of Ohio).

Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.	Each Guarantor is validly existing and in good standing under the laws of the State of Ohio.

2.	Each Guarantor has the corporate power to enter into and perform its obligations under the Guarantee.

3.	The Indenture has been duly authorized, executed and delivered by each Guarantor.

4.	The execution and delivery of the Indenture by each Guarantor and the performance by each Guarantor of its obligations thereunder (including with respect to the Guarantees) (i) do not violate the Articles of Incorporation or Code of Regulations of the respective Guarantor, and (ii) do not violate any statute or any governmental rule or regulation of the State of Ohio.

Citicasters Co.

Critical Mass Media, Inc.

April 3, 2013

5.	No consent, waiver, approval, authorization or order of any State of Ohio court or governmental authority of the State of Ohio or any political subdivision thereof is required for the issuance by either Guarantor of the Guarantees, except such as may be required under the Securities Act or the Securities Exchange Act of 1934, and any rules or regulations issued thereunder, or any state “Blue Sky” or similar laws, in each case, as amended.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Ohio be changed by legislative action, judicial decision or otherwise or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof.

We hereby consent to the filing of this opinion with the commission as Exhibit 5.3 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Keating Muething & Klekamp PLL